EXHIBIT 99.1

Worthington Industries Acquires Amtrol

COLUMBUS, Ohio, June 02, 2017 (GLOBE NEWSWIRE) -- Worthington Industries (NYSE:WOR) announced today it has acquired Amtrol, a leading manufacturer of pressure cylinders and water system tanks.  The purchase price was approximately $283 million.

“Amtrol is a great addition to our Company and I am pleased to welcome Amtrol employees,” said John McConnell, Chairman and CEO of Worthington Industries.  “This acquisition aligns well with our core competencies in Pressure Cylinders and expands our product offerings to our wholesale and retail customers.”  McConnell added, “Amtrol will also expand and enhance our growing culture of innovation and the development of new products.”

Amtrol strengthens Worthington’s industrial gas and consumer products businesses and complements Worthington’s refrigerant cylinder manufacturing capabilities.  The acquisition combines two leaders in the U.S. and European LP Gas business, and adds water and well tank product lines to Worthington’s wholesale and retail consumer products portfolio.  Amtrol and Worthington’s manufacturing operations share many similarities and have significant overlap in distribution channels, providing opportunities to enhance the value proposition to customers.

Operations in Rhode Island, Maryland and Kentucky produce refrigerant gas cylinders and ASME products for commercial and industrial applications.  Amtrol is also a leader in the design, manufacturing and distribution of residential well water and expansion tanks, which are sold through large plumbing, heating, ventilation and air conditioning (PHVAC) wholesalers and retailers.

Amtrol-Alfa, with manufacturing operations in Portugal, is a leading liquified propane gas (LPG) and industrial gas cylinder producer in Europe.  Products from Portugal are sold to numerous LPG marketers and wholesalers throughout Europe and the Middle East.

In calendar year 2016, Amtrol had approximately $248 million in net sales and adjusted EBITDA of $38.5 million.

“We are excited to add the market leader in well water and expansion tanks to our Pressure Cylinders business,” said Geoff Gilmore, president of Worthington’s Pressure Cylinders business.  “Amtrol products have great brand recognition and the business complements ours nicely.  We are combining two powerful businesses with robust customer-focused offerings.”  Gilmore added, “Acquiring Amtrol also allows us to immediately expand our footprint internationally as Amtrol-Alfa is a leading cylinder manufacturer in the European market.”

About Amtrol

Amtrol was founded in 1946 and has manufacturing facilities in West Warwick, R.I., Baltimore, MD., Paducah, KY., and Guimaraẽs, Portugal.  Recently celebrating its 70th anniversary, AMTROL has a long tradition of product innovation beginning with the invention of the pre-pressurized expansion tank in 1954.  Amtrol followed this with the first pre-pressurized well tank, refrigerant gas cylinders, indirect hot water makers and pre-pressurized thermal expansion tanks.  More recently, Amtrol introduced the first composite metal LP tank, the XLite® cylinder and the high pressure Genie®.  Amtrol is considered a world leader in the design, manufacture and distribution of high quality products for a wide variety of applications.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2016 fiscal year sales of $2.8 billion. Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, Cryogenic transportation and storage and alternative fuel tanks, oil and gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 11,000 people and operates 84 facilities in 11 countries.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include the overall success of, and the ability to integrate the newly-acquired Amtrol companies and achieve synergies and other expected benefits, and, risks described from time to time in the Company's filings with the Securities and Exchange Commission.

CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com